Exhibit 99.1

CPI INTERNATIONAL ANNOUNCES FIRST QUARTER 2014 FINANCIAL RESULTS

PALO ALTO, Calif. - February 12, 2014 - CPI International Holding Corp., the parent company of CPI International, Inc. (CPI), today announced financial results for its first quarter of fiscal year 2014 ended January 3, 2014. In comparison to the same quarter of the prior fiscal year, CPI increased its sales, backlog, net income and adjusted EBITDA in the first quarter of fiscal 2014. CPI’s $124 million in sales set a new company record for quarterly sales and its $362 million in backlog was the highest first quarter backlog level in CPI’s history, even after excluding sales and backlog contributions from the recently acquired Radant Technologies, Inc.
“CPI’s strong financial performance in the first quarter shows a continuation of the market conditions and trends that drove robust operational and financial results in fiscal 2013. Our defense programs remain healthy, our communications applications continue to grow and our medical market is stable. Our recent acquisitions are performing well. In particular, the Radant Technologies business that we acquired at the beginning of fiscal 2014 made solid contributions to our orders, sales and profit during the quarter,” said Joe Caldarelli, chief executive officer of CPI. CPI acquired Radant Technologies, Inc., which is now the CPI Radant Technologies Division, in October 2013.
Sales
CPI’s sales in the first quarter of fiscal 2014 totaled $124 million, increasing approximately 27 percent from the $97.6 million in sales generated in the first quarter of fiscal 2013. Excluding the approximately $10 million in defense and communications sales generated by Radant Technologies in the most recent quarter, CPI’s total sales increased approximately 16 percent. The first quarter of fiscal 2014 was one week longer than the first quarter of fiscal 2013.
In comparison to the same quarter of the previous year, CPI’s sales in the first quarter of fiscal 2014 in its three largest end markets were as follows:

•
In the defense market, sales increased 30 percent to $45.2 million due the inclusion of sales from Radant Technologies and increased sales to support U.S. radar and electronic countermeasure systems, including Aegis radar systems.

•
In the communications market, sales increased 56 percent to $50.7 million due primarily to higher sales to support military communications applications, including sales of advanced tactical common data link (TCDL) antennas from CPI’s Malibu Division and sales from Radant Technologies. Sales to support commercial communications applications also increased.

•
In the medical market, sales decreased eight percent to $20.1 million, due primarily to lower sales of products to support periodic x-ray imaging programs in Russia as a result of the absence of those programs in the most recent quarter.

Orders
In the first quarter of fiscal 2014, CPI booked total orders of $121 million, a decrease of 12 percent from the $138 million booked in the same quarter of the prior year. The first quarter of fiscal 2013 included the largest single order ever placed on CPI, a multi-year order totaling more than $25 million for advanced TCDL antennas to support intelligence, surveillance and reconnaissance (ISR) military communications applications. In contrast, the first quarter of fiscal 2014 was not expected to, and did not, include orders for that program, but did include approximately $13 million in defense and communications orders from Radant Technologies.

In comparison to the same quarter of the previous year, CPI’s orders in the first quarter of fiscal 2014 in its three largest end markets were as follows:

•
In the defense market, orders were essentially unchanged at $55.2 million, as increased demand for products to support domestic radar systems was offset by lower demand for products to support certain electronic warfare programs.

•
In the communications market, orders decreased 33 percent to $39.5 million, largely due to the order totaling more than $25 million for advanced TCDL antennas that was received in the first quarter of fiscal 2013 but, as expected, did not repeat in fiscal 2014. Partially offsetting this decrease, CPI’s recent communications orders included orders from Radant Technologies.

•	In the medical market, orders increased 14 percent to $17.0 million. This increase was primarily the result of increased demand for products to support radiation therapy applications.
Net Income and Adjusted EBITDA
CPI’s net income totaled $3.1 million in the first quarter of fiscal 2014, an increase from the $1.5 million in net income reported in the same quarter of the prior year. This increase was primarily due to higher total sales in the most recent quarter.
Adjusted EBITDA totaled $23.1 million, or 18.7 percent of sales, in the first quarter of fiscal 2014, an increase from the $16.9 million, or 17.3 percent of sales, that CPI recorded in adjusted EBITDA in the same quarter of fiscal 2013. This increase was primarily due to higher total sales in the most recent quarter.
Cash Flow
As of January 3, 2014, CPI had cash and cash equivalents of $37.5 million. For the 12-month period ending on that date, CPI’s cash flow from operating activities was $40.4 million, its free cash flow was $35.4 million and its adjusted free cash flow was $37.8 million.
Fiscal 2014 Outlook
“Fiscal 2014 is off to an excellent start for CPI. We will continue to be cognizant of external factors, such as global economic conditions and government budgets, that could impact market conditions, but we currently foresee no imminent perturbations to our near-term business and results,” said Caldarelli.
CPI is reconfirming its previously issued financial guidance for fiscal 2014. The company continues to expect:

•	Total sales of between $475 million and $500 million;

•	Adjusted EBITDA of between $80 million and $85 million; and

•	Adjusted free cash flow of more than $21 million.
Excluding discrete tax adjustments, the effective tax rate for fiscal 2014 is expected to be approximately 38 percent.
Financial Community Conference Call
In conjunction with this announcement, CPI will hold a conference call on Thursday, February 13, 2014 at 11:00 a.m. (EST) that simultaneously will be broadcast live over the Internet on the company’s Web site. To participate in the conference call, please dial (800) 649-5127, or (253) 237-1144 for international callers, enter conference ID 43874745 and ask for the CPI International First Quarter Fiscal 2014 Financial Results Conference Call. To access the call via the Internet, please visit http://investor.cpii.com and click “Events.”

About CPI International Holding Corp.
CPI International Holding Corp., headquartered in Palo Alto, California, is the parent company of CPI International, Inc., which is the parent company of Communications & Power Industries LLC and Communications & Power Industries Canada Inc., which together are a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications. Communications & Power Industries LLC and Communications & Power Industries Canada Inc. develop, manufacture and distribute products used to generate, amplify, transmit and receive high-power/high-frequency microwave and radio frequency signals and/or provide power and control for various applications. End-use applications of these systems include the transmission of radar signals for navigation and location; transmission of deception signals for electronic countermeasures; transmission and amplification of voice, data and video signals for broadcasting, Internet and other types of commercial and military communications; providing power and control for medical diagnostic imaging; and generating microwave energy for radiation therapy in the treatment of cancer and for various industrial and scientific applications.
Non-GAAP Supplemental Information
EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow presented here are non-generally accepted accounting principles (GAAP) financial measures. EBITDA represents earnings before net interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA further adjusted to exclude certain acquisition-related transaction and start-up costs, management fees to Veritas Capital or non-cash items. EBITDA margin represents EBITDA divided by sales. Adjusted EBITDA margin represents adjusted EBITDA divided by sales. Free cash flow represents net cash provided by operating activities minus capital expenditures and patent application fees. Adjusted free cash flow represents free cash flow further adjusted to exclude certain acquisition-related transaction and start-up costs, management fees to Veritas Capital or other unusual items.
CPI believes that GAAP-based financial information for leveraged businesses, such as the company’s business, should be supplemented by EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow so that investors better understand the company’s operating performance in connection with their analysis of the company’s business. In addition, CPI’s management team uses EBITDA and adjusted EBITDA to evaluate the company’s operating performance, to monitor compliance with its senior credit facility, to make day-to-day operating decisions and as a component in the calculation of management bonuses. Other companies may define EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow differently and, as a result, the company’s measures may not be directly comparable to EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow of other companies. Because EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow do not include certain material costs, such as interest and taxes in the case of EBITDA-based measures, necessary to operate the company’s business, when analyzing the company’s business, these non-GAAP measures should be considered in addition to, and not as a substitute for, net income (loss), net cash provided by (used in) operating activities, net income margin or other statements of income or statements of cash flows data prepared in accordance with GAAP.

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Certain statements included above constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements provide our current expectations, beliefs or forecasts of future events. Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual events or results to differ materially from the results projected, expected or implied by these forward-looking statements. These factors include, but are not limited to, competition in our end markets; our significant amount of debt; changes or reductions in the U.S. defense budget; currency fluctuations; goodwill impairment considerations; customer cancellations of sales contracts; U.S. Government contracts; export restrictions and other laws and regulations; international laws; changes in technology; the impact of unexpected costs; the impact of a general slowdown in the global economy; the impact of environmental or zoning laws and regulations; and inability to obtain raw materials and components. These and other risks are described in more detail in our periodic filings with the Securities and Exchange Commission. As a result of these uncertainties, you should not place undue reliance on these forward-looking statements. All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We undertake no duty or obligation to publicly revise any forward-looking statement to reflect circumstances or events occurring after the date hereof or to reflect the occurrence of unanticipated events or changes in our expectations.

Contact:
Amanda Mogin, Communications & Power Industries, investor relations, 650.846.3998, amanda.mogin@cpii.com

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONDENSED CONSOLIDATED
STATEMENTS OF COMPREHENSIVE INCOME
(In thousands – unaudited)

	Three Months Ended
	January 3, 2014	December 28, 2012
Sales	$123,879	$97,561
Cost of sales, including $1,604 and $261 of utilization of net increase in cost basis of inventory due to purchase accounting, respectively	90,472	70,603
Gross profit	33,407	26,958
Operating costs and expenses:
Research and development	3,809	3,368
Selling and marketing	5,937	5,379
General and administrative	7,036	6,167
Amortization of acquisition-related intangible assets	2,849	2,730
Total operating costs and expenses	19,631	17,644
Operating income	13,776	9,314
Interest expense, net	7,259	6,861
Income before income taxes	6,517	2,453
Income tax expense	3,373	1,002
Net income	3,144	1,451

Other comprehensive loss, net of tax
Unrealized loss on cash flow hedges, net of tax	(511)	(463)
Total other comprehensive loss, net of tax	(511)	(463)
Comprehensive income	$2,633	$988

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data – unaudited)

	January 3, 2014	September 27, 2013
Assets
Current Assets:
Cash and cash equivalents	$37,515	$67,051
Restricted cash	2,979	2,571
Accounts receivable, net	45,321	52,160
Inventories	102,449	89,832
Deferred tax assets	15,071	13,486
Prepaid and other current assets	6,335	7,068
Total current assets	209,670	232,168
Property, plant, and equipment, net	79,453	76,333
Deferred debt issue costs, net	9,135	9,713
Intangible assets, net	258,102	239,495
Goodwill	197,302	179,727
Other long-term assets	1,018	935
Total assets	$754,680	$738,371

Liabilities and stockholders’ equity
Current Liabilities:
Current portion of long-term debt	$—	$5,500
Accounts payable	27,122	26,742
Accrued expenses	34,322	27,348
Product warranty	4,692	4,706
Income taxes payable	626	98
Advance payments from customers	15,851	17,996
Total current liabilities	82,613	82,390
Deferred income taxes	97,462	89,178
Long-term debt, less current portion	353,263	353,233
Other long-term liabilities	10,706	5,818
Total liabilities	544,044	530,619
Commitments and contingencies
Stockholders’ equity
Common stock ($0.01 par value, 2 shares authorized: 1 share issued and outstanding)	—	—
Additional paid-in capital	199,826	199,575
Accumulated other comprehensive (loss) income	(425)	86
Retained earnings	11,235	8,091
Total stockholders’ equity	210,636	207,752
Total liabilities and stockholders’ equity	$754,680	$738,371

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands – unaudited)

	Year Ended
	January 3, 2014	December 28, 2012
Cash flows from operating activities
Net cash provided by operating activities	$14,605	$12,345

Cash flows from investing activities
Capital expenditures	(1,646)	(1,603)
Acquisition, net of cash acquired	(36,995)	—
Net cash used in investing activities	(38,641)	(1,603)

Cash flows from financing activities
Repayment of borrowings under CPII’s term loan facility	(5,500)	(3,200)
Net cash used in financing activities	(5,500)	(3,200)

Net (decrease) increase in cash and cash equivalents	(29,536)	7,542
Cash and cash equivalents at beginning of year	67,051	43,006
Cash and cash equivalents at end of year	$37,515	$50,548

Supplemental cash flow disclosures
Cash paid for interest	$1,984	$1,979
Cash paid for income taxes, net of refunds	$1,290	$178
Decrease in accrued capital expenditures	$80	$—

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
EBITDA and Adjusted EBITDA
(In thousands - unaudited)

		Three Months Ended
		January 3, 2014	December 28, 2012
Net income		$3,144	$1,451
Depreciation and amortization		6,451	5,885
Interest expense, net		7,259	6,861
Income tax expense		3,373	1,002
EBITDA		20,227	15,199

Adjustments to exclude certain acquisition-related transaction and start-up costs, management fees to Veritas Capital or non-cash items:
Stock-based compensation expense	(1)	251	251
Acquisition-related expenses	(2)	344	649
Write-off of inventory step-up	(3)	1,604	261
Veritas Capital management fee	(4)	701	492
Total adjustments		2,900	1,653
Adjusted EBITDA		$23,127	$16,852

EBITDA margin	(5)	16.3%	15.6%
Adjusted EBITDA margin	(6)	18.7%	17.3%
Net income margin	(7)	2.5%	1.5%

(1) Represents compensation expense for Class B membership interests issued to certain members of management and independent directors in the company’s parent, CPI International Holding LLC.
(2) Represents transaction costs related to the negotiation, closing and integration of the Radant, MCL and Codan Satcom acquisitions. Costs include fees for attorneys and other professional services, as well as expenses related to the integration of the Codan Satcom and MCL operations into those of CPI.

(3) Represents a non-cash charge for utilization of the net increase in cost basis of inventory that resulted from purchase accounting in connection with acquisitions.
(4) Represents a management fee payable to Veritas Capital for advisory and consulting services.
(5) Represents EBITDA divided by sales.
(6) Represents adjusted EBITDA divided by sales.
(7) Represents net income divided by sales.

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
Free Cash Flow and Adjusted Free Cash Flow
(In thousands - unaudited)

		Twelve Months Ended
		January 3, 2014
Net cash provided by operating activities		$40,425
Cash capital expenditures		(4,981)
Free cash flow		35,444

Adjustments to exclude certain acquisition-related transaction and start-up costs, management fees to Veritas Capital or other unusual items:
Cash paid for acquisition-related expenses, net of taxes	(1)	2,321
Cash paid for Veritas Capital advisory fee, net of taxes	(2)	1,392
Cash received for prior year transfer pricing audit	(3)	(1,394)
Total adjustments		2,319
Adjusted free cash flow		$37,763

Net income		$12,582

(1) Represents transaction costs, net of income taxes, related to the negotiation, closing and integration of the Radant, MCL and Codan Satcom acquisitions. Costs include fees for attorneys and other professional services, as well as expenses related to the integration of the Codan Satcom and MCL operations into those of CPI.

(2) Represents a management fee paid to Veritas Capital for advisory and consulting services, net of income taxes.
(3) Represents the net of income tax refunds, partially offset by payments, with respect to an audit by the Canada Revenue Agency (“CRA”) of Communications & Power Industries Canada Inc.’s (“CPI Canada”) purchase of the Satcom Division from the Company in fiscal years 2001 and 2002. The Company considers this an unusual source of cash as it pertains to previous years.